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                                                           Page 46 of 46 Pages

                                                                    Exhibit 20


                          Executive Officers and Directors
                                        of
                                  AXA IM Rose Inc.



       The names of the Directors and the names and titles of the Executive Officers of AXA IM Rose Inc. ("AXA IM Rose") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of AXA IM Rose at One Fawcett Place, Greenwich, CT 06830. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA AM Rose and each individual is a United States citizen.


Name, Business Address               Present Principal Occupation
----------------------               ----------------------------

*Dominique Carrel-Billiard(1)	       CEO of AXA Investment Managers
Coeur Defense,Tour B, La Defense 4
100 Esplanade du General de Gaulle
92932 Paris la Defense Cedex
France

David Fourgoux	                      Chief Operating Officer

*Stephane Prunet(1)	       Global Head of AXA Rosenberg and Head
4 Orinda Way, Building E	       of AXA Investment Managers Equity
Orinda, California, 94563	       Division
U.S.A.

*Emmanuel Vercoustre(1)	       Global Head of Finance, Control and
Coeur Defense,Tour B, La Defense 4   Strategy of AXA Investment Managers
100 Esplanade du General de Gaulle
92932 Paris la Defense Cedex
France



__________________
*  Director

(1) Citizen of the Republic of France

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